                                                    --------------------------
                                                           OMB APPROVAL
                                                    --------------------------
------                                              OMB Number:      3235-0362
FORM 5                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response.... 1.0
                                                    --------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[ ] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
   Depping        Thomas             J.          SierraCities.com Inc. ("BTOB")               Issuer (Check all applicable)
-------------------------------------------      (formerly known as First Sierra Financial       X  Director         10% Owner
  (Last)          (First)          (Middle)       Inc.)                                         ----              ---
   600 Travis Street, Suite 7050               ---------------------------------------------     X  Officer (give    Other (specify
-------------------------------------------    3. I.R.S. Identification  4. Statement for       ----        title ---       below)
                 (Street)                         Number of Reporting       Month/Year                      below)
   Houston         Texas            77002         Person, if an entity     December 2000       Chief Executive Officer and President
-------------------------------------------       (Voluntary)            -------------------   -------------------------------------
  (City)           (State)           (Zip)                               5. If Amendment,
                                                                            Date of Original 7. Individual or Joint/Group Reporting
                                                                            (Month/Year)        (Check applicable line)

                                                                         ------------------      X    Form Filed by one
                                                                                                ---   Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ---   One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                (Month/      (Instr.                                   end of Issuer's     Direct         Benefi-
                                 Day/        8)                                        Fiscal Year         (D) or         cial
                                 Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                       Amount    (A) or      Price                         (I)            ship
                                                                 (D)                                       (Instr. 4)     (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount
   Security                  sion or      action     action      Derivative       cisable and     of Underlying
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/
                             ative        Year)                  (Instr. 3, 4,    Year)
                             Security                            and 5)
                                                                               ----------------------------------------------------
                                                                               Date    Expira-                     Amount or
                                                               --------------- Exer-   tion                        Number of
                                                                (A)     (D)    cisable Date       Title            Shares
------------------------------------------------------------------------------------------------------------------------------------
Option to purchase          $16.8125      1/3/2000    A         101,067        Note 1  1/3/2010   SierraCitiers    101,067
SierraCities Common                                                                               Common
Stock                                                                                             Stock Par
                                                                                                  Value $.01
                                                                                                  per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
1. Title of Derivative     8. Price of    9. Number of       10. Ownership           11. Nature of
   Security                   Derivative     Derivative          of Derivative           Indirect
   (Instr. 3)                 Security       Securities          Security:               Beneficial
                              (Instr. 5)     Beneficially        Direct (D)              Ownership
                                             Owned at End        or Indirect (I)         (Instr. 4)
                                             of Year             (Instr. 4)
                                             (Instr. 4)

-------------------------------------------------------------------------------------------------------
Option to purchase          $16.8125         308,522              D
SierraCities Common
Stock
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

*  Note 1. Shares are to be vested 20% per annum with the first 20% exercisable on 1/3/2001


                                                       /s/ THOMAS J. DEPPING           12 February 2001
                                                       ------------------------------- ----------------
                                                           Thomas J. Depping                  Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.